UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2007
SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	0-29185 (Commission File Number)	52-2088326 (IRS Employer Identification No.)
5125 Lankershim Boulevard, North Hollywood, California 91601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 487-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.
     In December 2002, Save the World Air, Inc. (the “Company”) retained the RAND Corporation (“RAND”) to study the scientific validity and market potential of its original ZEFS technology, help it develop a plan to assess the technical basis for our ZEFS technology and understand the potential market for products incorporating the ZEFS technology if a technical basis were established. RAND outlined a research and evaluation program for the Company to examine the theoretical basis of the ZEFS device and to test the impact of the device when installed on vehicles.
     In early 2003, RAND determined that a comprehensive product-testing program was warranted. As a result, in May 2003, the Company entered into an arrangement under which RAND coordinated and supervised both a theoretical scientific study of the concepts underlying our ZEFS technology, as well as an empirical study. The scope of RAND’s work was limited to testing the ZEFS technology as to its effect on emissions reductions and did not evaluate the effect of the ZEFS technology on performance enhancement or fuel economy. In response to a request for proposal that RAND sent to 14 universities in the United States, Temple University in Philadelphia, Pennsylvania was chosen to research the Company’s ZEFS technology. Temple’s research of the ZEFS technology concluded in early 2005.
     RAND’s other activities on the Company’s behalf concluded in December 2005. Further development of the Company’s technologies continued. In 2006, the MK IV technology was first developed and enhancements have continued into early 2007. The Company submitted to RAND additional test results from the MK technology conducted in January 2007 at Olson Ecologic Labs in Fullerton, California, on three separate motorcycles of differing displacements to demonstrate the effectiveness of more current versions of the Company’s technology. For purposes of its report, RAND did not consider these results in its study as its fieldwork and report had been completed.
     On April 27, 2007, RAND issued its final report, entitled “An Approach to Assessing the Technical Feasibility and Market Potential of a New Automotive Device.” RAND opined that the application of magnetic fields has not been shown in scientific literature to lower the viscosity of automotive fuels. RAND concluded, among other things, that the Company would need to conduct further laboratory studies and in-use testing to determine the effectiveness of the ZEFS technology in reducing pollutants and increasing fuel efficiency in gasoline and diesel-powered vehicles.
     RAND’s analysis of the laboratory testing data which had previously been undertaken for the Company found at best mixed results from these tests, and therefore RAND could not confirm the effectiveness of the ZEFS technology in actual use. In its analysis, RAND did not rely on the recent additional test results conducted at Olson Ecologic Labs. The RAND report said the existing technical literature does not contain credible reports that the application of magnetic fields to either gasoline or diesel fuel oil will reduce the viscosities of these automotive fuels. Researchers at Temple University, who were funded by the Company as a result of a competitive grants process administered by RAND, have reported findings indicating a potential connection between magnetic fields and fuel viscosity. However, RAND reported that such laboratory work has not yet been independently reviewed and published by the Temple University research team, and it does not settle the issue of how magnetic fields might affect actual engine performance.
     RAND concluded that the market potential for products incorporating the ZEFS technology will depend significantly on demonstrating positive results from the Company’s technology, competition posed by other technologies, and regulatory policies and cost-effectiveness to other alternatives.
     The Company notes that RAND tested the Company’s original ZEFS technology as to its effect on emissions reduction only and not performance enhancement or fuel economy. Versions of the ZEFS technology studied by RAND are not being marketed by the Company as emissions reduction products. The Company believes that a reassessment and redesign of its products intended to improve the consistency of third-party test results led to the development and evolution of products incorporating its current emissions reduction technology, MK IV, which has taken place since the completion of RAND’s fieldwork. The Company further believes that these newer iterations of the Company’s technologies have performed more consistently in testing at independent labs since the completion of RAND’s fieldwork. The MK IV technology has also undergone independent testing, which the Company believes shows significant improvement when compared to the original ZEFS technology.
Item 9.01 Financial Statements and Exhibits
     Exhibit 99.1 — Press Release dated May 3, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2007	SAVE THE WORLD AIR, INC.
	By:	/s/ Bruce McKinnon
Bruce McKinnon
Chief Executive Officer and President